Exhibit 3

Ameircan Stock Transfer & Trust Company, LLC	DIRECT REGISTRATION BOOK-ENTRY ADVICE	AMERICAN STOCK TRANSFER & TRUST COMPANY OPERATIONS CENTER
CAPITALSOURCE HEALTHCARE REIT		6201 15TH AVENUE
BROOKLYN, NY 11219
Phone: XXX-XXX-XXXX
www.amstock.com

	STATEMENT DATE:	04/27/2006
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XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX	COMPANY NUMBER:	88888
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XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX	COMPANY NAME:	CAPITALSOURCE HEALTHCARE REIT
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX
XXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXXX	CUSIP NUMBER:	14056T100

	SHAREHOLDER ACCOUNT NUMBER:	9999999999

DIRECT REGISTRATION TRANSACTION INFORMATION

TRANSACTION TYPE:	SHARES TRANSFERRED IN	BROKER/DEALER PARTICIPANT NUMBER ON FILE:	9999

NUMBER OF SHARES:	1,779.000	BROKER/DEALER ACCOUNT NUMBER ON FILE:	99999999

TRANSACTION NUMBER:	BK*9999999	BROKER/DEALER PARTICIPANT NAME ON FILE:	RICHARD’S BROKERAGE

ACCOUNT SUMMARY

CURRENT BALANCES

DRS BOOK-ENTRY SHARES:	0.000

CERTIFICATED SHARES:	200.100

DIVIDEND REINVESTMENT SHARES:	0.000

TOTAL SHARES:	200.100

This statement is your record of shares that have been credited to your account in book-entry form with American Stock Transfer & Trust Company (“AST”), the transfer agent for this issue.

Physical certificates may not be requested for this issue.

If you wish to transfer your book-entry shares to your brokerage account, the following options are available to you:

•                  If your broker is a participant in the DRS Profile system, your broker may request your shares from AST utilizing the automated Profile system (AST’s DTC Participant Number is 7805). You must provide your broker with the Company’s CUSIP number, your shareholder account number, your taxpayer identification number, and the name in which the shares are registered. You must also provide your broker with the number of shares that you wish to transfer. Please be advised that your broker may request that you send him/her a copy of this Direct Registration Statement.

•                  If your broker is not a participant in the DRS Profile system, please write to AST at the address listed above, Instructing AST to credit your brokerage account. You must include your AST account number, the name of your brokerage institution, your brokerage account number, and the number of shares that you wish to transfer. Your letter of instruction must be signed by all owners listed in the account registration and the signatures must be guaranteed by a bank, broker or other financial institution that is a member of a Securities Transfer Association-approved medallion program such as STAMP, SEMP or MSP. It would speed processing if you would include a copy of this Direct Registration Statement. Please coordinate with your broker to ensure that they will accept share delivery via the Direct Registration system.

The Issuer will furnish, without charge, to each holder who so requests, the powers, designations, preferences and relative participating optional or other special rights of each class of security or series thereof, and the qualifications, limitations or restrictions of such preferences and/or rights.

The shares represented by this Advice bear restrictions on transfer.

The shares represented by this Advice bear restrictions on beneficial ownership and constructive ownership.

These shares are subject to restrictions on Beneficial Ownership, Constructive Ownership, and Transfer. Subject to certain further restrictions and except as expressly provided in the Trust’s Declaration of Trust.

(i)

no Person may Beneficially Own or Constructively Own shares of any class or series of Common Shares of the Trust in excess of 5% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series, other than (A) a Designated Investment Entity or (B) a Person granted an Exemption;

(ii)

no Person may Beneficially Own or Constructively Own shares of any class or series of Preferred Shares of the Trust in excess of 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series, other than a Person granted an Exemption;

(iii)

no Designated Investment Entity may Beneficially Own or Constructively Own any class or series of Common Shares in excess of 9.9% (in value or number of shares, whichever is more restrictive) of the outstanding shares of such class or series;

(iv)

no Person may Beneficially Own or Constructively Own Shares that would (A) result in the Trust being “closely held” under Section 856(h) of the Internal Revenue Code of 1986 (the “Code”), (B) result in the Trust being considered to own a 10% or greater interest in any tenant of the Trust (as determined for purposes of Section 856(d)(2)(B) of the Code, determined applying Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code), or (C) otherwise cause the Trust to fail to qualify as a real estate investment trust under the Code; and

(v)	no Person may Transfer Shares if such Transfer would result in Shares of the Trust being owned by fewer than 100 Persons.

Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which cause or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the limitations set forth in the Trust’s Declaration of Trust must immediately notify the Trust. If any of the restrictions on transfer or ownership are violated, the Shares represented hereby will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries. In addition, upon the occurance of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio. A Person who attempts to Beneficially Own or Constructively Own Shares in violation of the ownership limitations described above shall have no claim, cause of action, or any recourse whatsoever against a transferor of such Shares. All capitalized terms in this legend have the meanings defined in the Trust’s Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge.